                                                   Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACTS:
Investor Relations                                                                                                  Trade Relations
203-769-8056                                                                                                    Brian Wolfenden
Investorrelations@presstek.com                                                                                             Director of Marketing Communications
                 (603) 594-8585, ext. 3435
                 bwolfenden@presstek.com

PRESSTEK REPORTS STRONG EQUIPMENT REVENUE
AND IMPROVED OPERATING PROFIT IN SECOND QUARTER 2011

•	$6.2 million of equipment revenue in second quarter 2011…a 32% year-over-year increase, and up sequentially by 22%
•	Revenue includes seven 52DI presses…highest number in past six quarters
•	Operating Loss reduced by $0.6 million (34% improvement) from prior year quarter...adjusted EBITDA of $0.3 million remains positive for seventh consecutive quarter
•	Operating expenses down 8% from Q2 2010

Greenwich, CT – August 10, 2011 – Presstek, Inc. (NASDAQ: PRST), a leading supplier of digital offset printing solutions to the printing and communications industries, today reported financial and operating results for the second quarter ended July 2, 2011. In the quarter, the Company reported total revenue of $31.4 million, a comparable level with the amount reported in the second quarter of 2010.

The Company reported adjusted EBITDA of $0.3 million in the second quarter, the seventh consecutive quarter of positive EBITDA. The Company had an operating loss of $1.2 million in the second quarter of 2011, a 34% ($0.6 million) improvement from the amount reported in the 2010 second quarter. The improvement was driven primarily by an increase in equipment gross margin and lower operating expenses, offset partially by lower consumables margin. During the second quarter of 2011, the Company incurred a net loss from continuing operations of $1.7 million, or $0.05 per share, compared to a net loss from continuing operations of $1.8 million, or $0.05 per share, in the second quarter of 2010. (See “Information Regarding Non-GAAP Measures”)

“I’m pleased with the strong growth in equipment revenue during the second quarter, especially in view of the continued difficult economic conditions faced by our customers,” said Presstek Chairman, President and Chief Executive Officer, Jeff Jacobson. “Our equipment sales were up 32% ($1.5 million) from the second quarter of 2010, and up 22% ($1.1 million) from the prior quarter. We recorded the second 75DI sale after a very successful installation at Blue Cross Blue Shield of Tennessee, and the momentum behind this new product also created increased opportunities for the 52DI press, as evidenced by the sale of seven units in the quarter, the highest level since the fourth quarter of 2009. The favorable market reaction to the 75DI continues to grow, with five orders already in hand for a product that was commercialized only seven months ago. We recently announced the first order from our Europe, Africa and Middle East Region, and the global pipeline continues to grow.  The 75DI is a revolutionary product that has the potential to have an important influence on the industry, and be a critical element to drive future equipment and profitable consumables growth for the Company.”

Second Quarter 2011 Financial Results
Total revenue in the second quarter of 2011 was $31.4 million, down $0.2 million from the second quarter of 2010.

•
Equipment revenue increased $1.5 million to $6.2 million in the second quarter of 2011 compared with the same period last year, an increase of 32%. The increase was driven by a higher number of DI unit sales and a mix improvement toward more 52DI presses.

•
Consumables revenue totaled $19.3 million in the second quarter of 2011, compared with $20.7 million for the same period last year. The decrease, which was more prominent in the U.S. during the second half of the quarter, was driven by lower customer consumption due to economic conditions.

•
Service revenue declined 4% to $5.9 million in the second quarter of 2011 compared to the year-ago quarter.  This decline was primarily due to the continued erosion of the analog service base and a general trend by customers to delay service calls and maintenance to save money in a difficult economy. Despite these pressures, Service revenue continues to remain fairly stable.

Gross margin percent for the second quarter of 2011 was 31.7% compared to 32.6% in the second quarter of 2010.  The reduction versus the second quarter of 2010 was due primarily to product mix driven by the sizable increase in equipment sales which traditionally have lower margins than consumables.

Operating expenses declined by $0.9 million, or 7.8%, from the second quarter of 2010. The decline in operating expenses was primarily related to lower equity-based compensation as well as lower bad debt reserves and trade show costs.  The Company will participate in the 2011 Graph Expo trade show in Chicago during September, and expects to incur a sequential increase in marketing costs of approximately $0.3 million in its third quarter results related to this show.

Debt net of cash increased slightly ($0.4 million) during the second quarter of 2011 compared with the second quarter of 2010 and the first quarter of 2011, ending at $9.2 million. The primary driver for the increase was the introduction of the new 75DI press.

 “Our continued success in reducing operating expenses allowed us to reduce our operating loss during the second quarter by $0.6 million from the same quarter in 2010, a 34% improvement,” said Presstek Executive Vice President and Chief Financial Officer, Jeff Cook. “We’ve seen a slowdown in equipment and consumables sales during the beginning of third quarter related to the renewed economic weakness across the U.S. and Europe. In response, we expect to incur special charges during the quarter in relation to additional cost reduction actions underway to help offset some of the impact from this weakness.” (See “Information Regarding Non-GAAP Measures”)

“We are very excited with the growth prospects of the 75DI, and will maintain the investment in this product required to continue our highly successful launch,” continued Mr. Cook. “This includes our presence at the Graph Expo trade show in September, as the success of the 75DI is the most critical project within Presstek. While we maintain our focus on strong cash management, we expect that some top line weakness combined with our continued focus on the 75DI will drive an increase in our debt net of cash by approximately $1.0 million to $2.0 million during the third quarter.” (See “Information Regarding Non-GAAP Measures”)

Information Regarding Non-GAAP Measures
In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides non-GAAP financial measures, including adjusted EBITDA; debt net of cash; and other GAAP measures adjusted for certain charges, which the Company believes are useful to help investors better understand its past financial performance and prospects for the future.  A full reconciliation of GAAP to non-GAAP measures is provided in the financial tables below.  Supplemental financial information has been provided with this release to provide additional details on the Company's performance.

Conference Call and Webcast Information
Management will discuss Presstek's second quarter 2011 results in a conference call on Wednesday, August 10, 2011 at 10:30 a.m. Eastern Time.  Conference call information is below:

Conference Call Access:
Domestic Dial In: (866) 804-6921
International Dial In: (857) 350-1667
Passcode:  64650637

In addition, for those unable to participate at the time of the call, a rebroadcast will be available following the call from Wednesday, August 10, 2011 at 1:30 PM Eastern Time until Wednesday, August 17, 2011 at 11:59 PM Eastern Time.

Rebroadcast Access:
Domestic Dial In: (888) 286-8010
International Dial In: (617) 801-6888
Passcode: 93101508

An archived webcast of this conference call will also be available on the "Investor Events Calendar" page of the Company's web site, www.presstek.com.

About Presstek:
Presstek, Inc. is a leading supplier of digital offset printing solutions to the printing and communications industries.  Presstek’s DI® digital offset solutions bridge the gap between toner and conventional offset printing, enabling printers to cost effectively meet increasing customer demand for high quality, short run color printing with a fast turnaround time while providing improved profit margins. The Company’s CTP portfolio ranges from two-page to eight-page systems, many of which are fully automated.  These systems support Presstek’s line of chemistry-free plates as well as Aeon, a no preheat thermal plate which offers run lengths up to one million impressions. Presstek also offers a range of workflow solutions, pressroom supplies, and reliable service. Presstek is well positioned to support print environments of any size on a worldwide basis. Visit www.presstek.com or call +1.603.595.7000 for more information.
DI is a registered trademark of Presstek, Inc

“Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
Certain statements contained in this News Release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the potential influence of the 75DI offset press on the industry and its expected impact on future equipment and profitable consumables growth for the Company; an expected increase in third quarter marketing costs; expected special charges during the third quarter in relation to cost reduction actions; the Company’s intention to maintain its investment in the 75DI product; and expected top line weakness and an increase in debt net of cash in the third quarter.  Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to: the severity and length of the current economic downturn,  the impact of the economic downturn on the availability of credit for the Company’s customers, market acceptance of and demand for the Company's products, particularly the 75DI® press, the Company’s ability to execute its cost reduction plan and the cost of that plan, the resulting debt levels after taking into account the Company’s investment in its current product portfolio (particularly the 75DI), the ability of the Company to meet its stated financial and operational objectives, the Company's dependence on its partners (both manufacturing and distribution) and factors that influence the performance of these partners, and other risks and uncertainties detailed in the Company's 2010 Annual Report on Form 10-K and the Company's other reports on file with the Securities and Exchange Commission.  The words "looking forward," "looking ahead," "believe(s)," "should," "may," "expect(s)," "anticipate(s)," "project(s)," "likely," "opportunity," expressions of optimism concerning future events or results, and similar expressions, among others, identify forward-looking statements.   Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.  The Company undertakes no obligation to update any forward-looking statements contained in this news release.

PRESSTEK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per-share data)
(Unaudited)
	Three months ended		Six months ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010
Revenue
Equipment	$6,230	$4,737	$11,348	$11,130
Consumables	19,252	20,728	39,986	42,223
Service and parts	5,913	6,142	11,941	12,745
Total revenue	31,395	31,607	63,275	66,098

Cost of revenue
Equipment	6,269	5,249	11,833	11,347
Consumables	10,386	11,115	21,615	22,961
Service and parts	4,783	4,947	9,925	10,101
Total cost of revenue	21,438	21,311	43,373	44,409

Gross profit	9,957	10,296	19,902	21,689

Operating expenses
Research and development	1,110	972	2,185	2,053
Sales, marketing and customer support	5,609	5,780	10,873	11,064
General and administrative	4,135	5,055	8,452	10,132
Amortization of intangible assets	210	203	411	413
Restructuring and other charges	48	37	363	49
Total operating expenses	11,112	12,047	22,284	23,711

Loss from operations	(1,155)	(1,751)	(2,382)	(2,022)
Interest and other expense, net	(360)	(484)	(675)	(856)

Loss from continuing operations before income taxes	(1,515)	(2,235)	(3,057)	(2,878)
Provision(benefit) for income taxes	183	(390)	181	(489)

Loss from continuing operations	(1,698)	(1,845)	(3,238)	(2,389)
Gain(loss) from discontinued operations, net of income taxes	-	8	-	(70)

Net loss	$(1,698)	$(1,837)	$(3,238)	$(2,459)

Loss per share - basic
Loss from continuing operations	$(0.05)	$(0.05)	$(0.09)	$(0.07)
Income (loss) from discontinued operations	-	0.00	-	(0.00)
	$(0.05)	$(0.05)	$(0.09)	$(0.07)
Loss per share - diluted
Loss from continuing operations	$(0.05)	$(0.05)	$(0.09)	$(0.07)
Income (loss) from discontinued operations	-	0.00	-	(0.00)
	$(0.05)	$(0.05)	$(0.09)	$(0.07)
Weighted average shares outstanding
Weighted average shares outstanding - basic and diluted	37,213	36,887	37,259	36,877

PRESSTEK, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)
	July 2,	January 1,
	2011	2011
ASSETS
Current assets
Cash and cash equivalents	$3,720	$4,165
Accounts receivable, net	18,544	18,647
Inventories	28,949	29,143
Other current assets	3,176	1,609
Total current assets	54,389	53,564

Property, plant and equipment, net	19,801	21,156
Intangible assets, net	5,411	4,748
Other noncurrent assets	1,117	1,057

Total assets	$80,718	$80,525

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Line of credit	$12,897	$10,252
Accounts payable	10,045	9,733
Accrued expenses	4,760	6,624
Deferred revenue	4,752	4,643
Total current liabilities	32,454	31,252

Other long-term liabilities	67	95

Total liabilities	32,521	31,347

Stockholders' equity
Preferred stock	-	-
Common stock	373	369
Additional paid-in capital	124,364	122,664
Accumulated other comprehensive loss	(2,964)	(3,517)
Accumulated deficit	(73,576)	(70,338)
Total stockholders' equity	48,197	49,178

Total liabilities and stockholders' equity	$80,718	$80,525

PRESSTEK, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
$000's
(Unaudited)
	Q2 2010	Q1 2011	Q2 2011
Key Units
DI Presses (Excludes QMDI)	8	10	13
CTP Platesetters (Excludes DPM)	15	11	12

Product Revenue - Growth Portfolio
DI Presses (Excludes QMDI)	$2,709	$4,193	$5,167
Presstek Branded DI Plates	4,477	4,126	4,088
Total DI Revenue	7,186	8,319	9,255

Thermal CTP Platesetters (Excludes DPM)	1,018	662	716
Thermal CTP Plates	3,959	3,557	3,740
Total CTP Revenue	4,978	4,220	4,456

Total Product Revenue - Growth	12,164	12,539	13,711

Product Revenue - Traditional Portfolio
QMDI Platform	2,456	3,191	2,369
Polyester CTP Platform	3,136	3,101	2,709
Other DI Plates	1,151	1,112	1,090
Conventional/Other	6,861	6,189	5,929
Total Product Revenue - Traditional	13,604	13,593	12,098

Gross Product Revenue	25,768	26,132	25,809

Installation Transfer	(303)	(280)	(327)

Net Product Revenue	25,465	25,852	25,482

Service Revenue	6,142	6,028	5,913

Total Revenue	$31,607	$31,880	$31,395

Gross Product Revenue Components %
Growth	47.2%	48.0%	53.1%
Traditional	52.8%	52.0%	46.9%

Geographic Revenues (Origination)
North America	$24,145	$24,269	$25,059
Europe	7,461	7,611	6,335
Consolidated	$31,607	$31,880	$31,395

Gross Margin
Equipment	-10.8%	-8.7%	-0.6%
Consumables	46.4%	45.8%	46.1%
Service	19.5%	14.7%	19.1%
Consolidated	32.6%	31.2%	31.7%

Operating Expenses excluding Special Charges
Total Operating Expenses	$12,047	$11,172	$11,112
less: Restructuring and Other Charges	37	315	48
less: Goodwill Impairment	0	0	0
Operating Expenses excluding Special Charges (a)	$12,010	$10,857	$11,064

Adjusted EBITDA
Net income (loss) from continuing operations	$(1,845)	$(1,540)	$(1,698)
Add back:
Interest	250	261	281
Tax charge (benefit)	(390)	(2)	183
Depreciation and amortization	1,267	1,059	1,067
Impairment / Other non-cash charges	-	-	-
Non cash portion of equity compensation	976	626	373
Restructuring and other charges	37	315	48
Adjusted EBITDA (a)	$295	$719	$254

Working Capital
Total current assets	$58,543	$55,862	$54,389
Current liabilities	33,839	33,192	32,454
Working capital	24,704	22,670	21,935
Add back short-term debt
Current portion of long-term debt	-	-	-
Line of credit	11,184	11,950	12,897
Working capital excluding debt (a)	$35,888	$34,620	$34,832

Debt net of cash
Current portion of long-term debt	$-	$-	$-
Line of credit	11,184	11,950	12,897
Total debt	11,184	11,950	12,897
Cash	2,392	3,169	3,720
Debt net of cash	$8,792	$8,781	$9,177

Days Sales Outstanding	62	53	50

Days Inventory Outstanding	85	82	83

Capital Expenditures	$104	$81	$95

Employees	518	485	485

a.   Operating expenses excluding special charges, Adjusted EBITDA [earnings before interest, taxes, depreciation, amortization and restructuring and other non-recurring charges (credits)]; and Working capital excluding debt are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP") and should not be considered alternatives for, or in isolation from, the financial information prepared and presented in accordance with GAAP.  Presstek's management believes that Adjusted EBITDA and Operating expenses excluding special charges provide meaningful supplemental information regarding Presstek's current financial performance and prospects for the future.   Presstek's management believes that Working capital excluding debt, provides meaningful supplemental information regarding Presstek's ability to meet its current liability obligations. Presstek believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Presstek's ongoing operations and liquidity, and when planning and forecasting future periods.  These non-GAAP measures also facilitate management's internal comparisons to Presstek's historical operating results and liquidity.  Our presentations of these measures, however, may not be comparable to similarly titled measures used by other companies.  Reconciliations of these measures to GAAP are included in the tables above.